UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 11, 2008

Adobe Systems Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Amendment to Retention Agreement with Shantanu Narayen

Effective February 11, 2008, Adobe and Shantanu Narayen entered into the First Amendment to Retention Agreement (the “Amendment”), which amends the original Retention Agreement  between Adobe and Mr. Narayen, dated January 12, 1998 (the “Original Retention Agreement”).

Pursuant to the Original Retention Agreement, in the event Adobe (or any successor of Adobe) terminated Mr. Narayen’s employment without cause or as a result of his disability, or if Mr. Narayen resigns for good reason (collectively, an “Involuntary Termination”), in any case within a 24 month period following a change in control, then:

•                 Mr. Narayen would have the right to receive a cash payment in an amount equal to the product of (i) the sum of his salary and target bonus, multiplied by (ii) 2 plus 1/12th for each year of completed service with Adobe (not in excess of 12) (the number determined in accordance with clause (ii) hereafter referred to as the “Severance Multiple”);

•                 Mr. Narayen’s equity awards would vest in full and become exercisable (other than performance share unit awards, which would continue to be governed by their current terms); and

•                 Mr. Narayen and his eligible dependents would continue to be eligible to participate in the medical, dental, health, life and other fringe benefit plans applicable to him immediately prior to his Involuntary Termination for a period of time beginning on the date of Involuntary Termination and continuing for the number of years equal to the Severance Multiple.

The Amendment provides for:

•                 Mr. Narayen’s equity awards to vest in full (including performance share unit awards) and become exercisable as of the date of a change in control;

•                 In lieu of the benefit payments specified in the Original Retention Agreement described above, Adobe would pay Mr. Narayen’s COBRA premiums for the period of time equal to Mr. Narayen’s Severance Multiple or the number of months Mr. Narayen is eligible for COBRA coverage, whichever is less; provided however, if Mr. Narayen becomes covered under another employer’s health plan, then such COBRA premium payments would immediately cease;

•                 Compliance with the new requirements of Internal Revenue Code Section 409A, including the delayed payment of benefits as determined pursuant to Section 409A;

•                  A release of claims by Mr. Narayen before any payments are made under the Original Retention Agreement and Amendment;

•                  The greatest after-tax benefit for Mr. Narayen if an amount payable under the Original Retention Agreement or Amendment constitutes a parachute payment; and

•                  The inclusion of certain other clarifying changes.

The Amendment was approved in connection with Mr. Narayen’s appointment as Adobe’s Chief Executive Officer, effective December 1, 2007, and to further align the terms of Mr. Narayen’s Original Retention Agreement with the terms of Adobe’s Executive Severance Plan in the Event of Change of Control, which provides for severance benefits to senior management of Adobe upon a change of control of Adobe.

The descriptions contained herein are qualified in their entirety by reference to the Original Retention Agreement and the Amendment.  A copy of the form of Original Retention Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.44 to Adobe’s Annual Report on Form 10-K for the fiscal year ended November 28, 1997, filed on February 17, 1998. A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1.

Executive Severance Plan in the Event of a Change of Control

On February 11, 2008, the Executive Compensation Committee approved an amendment to Adobe’s Executive Severance Plan in the Event of a Change of Control (the “Severance Plan”) to update the treatment of performance awards in connection with a change of control of Adobe.  Pursuant to the amendment, all outstanding performance awards would vest in full upon the participant’s termination without cause, or if the participant resigns for good reason, in any case within a 24 month period following a change of control.

The description of the amendment to the Severance Plan contained herein is qualified in its entirety by reference to the Severance Plan. A copy of the Severance Plan, as amended, is attached to this Current Report on Form 8-K as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	First Amendment to the Retention Agreement between Adobe Systems Incorporated and Shantanu Narayen, effective February 11, 2008

10.2	Executive Severance Plan in the Event of a Change of Control, as amended on February 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: February 13, 2008	By:	/s/ KAREN O. COTTLE
Karen O. Cottle
Senior Vice President, General Counsel and Secretary

EXHIBIT LIST

Exhibit Number	Exhibit Description
10.1	First Amendment to the Retention Agreement between Adobe Systems Incorporated and Shantanu Narayen, effective February 11, 2008

10.2	Executive Severance Plan in the Event of a Change of Control, as amended on February 11, 2008